Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	April 22, 2026
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265 www.ovcb.com

OAK VALLEY BANCORP REPORTS 1st QUARTER RESULTS

OAKDALE, CA – Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and their Eastern Sierra Community Bank division, recently reported unaudited consolidated financial results for the first quarter of 2026. For the three months ended March 31, 2026, consolidated net income was $5,309,000, or $0.64 per diluted share (EPS). This compares to consolidated net income of $6,335,000, or $0.77 EPS, for the prior quarter and $5,297,000, or $0.64 EPS, for the same period a year ago.
The net income decrease compared to the prior period was primarily due to an increase in operating expenses and a decrease in net interest income. The net income increase compared to the prior year was due to an increase in net interest income driven by earning asset growth.

Net interest income for the three months ended March 31, 2026 was $18,824,000, compared to $19,457,000 in the prior quarter, and $17,807,000 in the same period a year ago. The decrease from the prior quarter is due to lower yields on cash balances, lower average earning assets, a slight increase in the interest rate paid on deposit accounts and two less days of interest accruals, while the year-over-year increase is due to growth in earning assets and loan yields. As a result, net interest margin for the three months ended March 31, 2026 was 4.12%, compared to 4.14% for the prior quarter and 4.09% for the same period last year.

Non-interest income was $1,952,000 for the quarter ended March 31, 2026, compared to $1,825,000 for the prior quarter and $1,613,000 for the same period last year. The increase compared to prior periods was mainly due to a special dividend of $181,000 received from the Federal Home Loan Bank.

Non-interest expense totaled $13,506,000 for the quarter ended March 31, 2026, compared to $12,262,000 in the previous quarter and $12,624,000 in the same quarter a year ago. The increase in non-interest expense corresponds primarily to staffing expenses and general operating costs related to servicing the growing loan and deposit portfolios.

Total assets were $2.01 billion at March 31, 2026, a decrease of $12.8 million and an increase of $85.9 million from December 31, 2025 and March 31, 2025, respectively. Gross loans were $1.15 billion at March 31, 2026, an increase of $3.5 million and $56.5 million over December 31, 2025 and March 31, 2025, respectively. The Company’s total deposits were $1.78 billion at March 31, 2026, a decrease of $12.0 million and an increase of $67.4 million from December 31, 2025 and March 31, 2025, respectively. Our liquidity position remains strong, as evidenced by $201.6 million in cash and cash equivalents balances at March 31, 2026.

“Our balance sheet remains strong and we continue to see stable performance across our core business lines,” stated Chris Courtney, CEO. “We remain committed to disciplined growth while maintaining a conservative approach to risk management.”

Non-performing assets (“NPA”) were $4.6 million, or 0.23% of total assets as of March 31, 2026 and December 31, 2025, compared to zero at March 31, 2025. The increase compared to the same period a year ago is due to one collateral-dependent loan that was placed on non-accrual status in December 2025. The company individually evaluated this loan and recognized a specific allowance for credit loss (“ACL”) reserve as part of its current expected credit loss (“CECL”) calculation. Management continues to monitor macro-economic conditions and other credit-related factors utilized for pooled loans within the CECL risk model. As a result of the model output, a provision for credit losses of $464,000 was recorded during the first quarter, as compared to $865,000 in the prior quarter, and zero in the same period of the prior year. The ACL as a percentage of gross loans increased to 1.13% at March 31, 2026, compared to 1.08% at December 31, 2025 and 1.05% at March 31, 2025. Management concluded that the ACL reserve relative to gross loans remains at acceptable levels, and credit quality remains stable.

Oak Valley Bancorp operates Oak Valley Community Bank & their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 19 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, Roseville, Lodi, two branches in Sonora, three branches in Modesto, and three branches in the Eastern Sierra division which includes Bridgeport, Mammoth Lakes, and Bishop. For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp
Financial Highlights (unaudited)

Selected Quarterly Operating Data:	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
($ in thousands, except per share)	2026	2025	2025	2025	2025

Net interest income	$18,824	$19,457	$19,197	$18,154	$17,807
Provision for (reversal of) credit losses	464	865	(60)	-	-
Non-interest income	1,952	1,825	1,973	1,703	1,613
Non-interest expense	13,506	12,262	12,700	12,688	12,624
Net income before income taxes	6,806	8,155	8,530	7,169	6,796
Provision for income taxes	1,497	1,820	1,837	1,581	1,499
Net income	$5,309	$6,335	$6,693	$5,588	$5,297

Earnings per common share - basic	$0.64	$0.77	$0.81	$0.68	$0.64
Earnings per common share - diluted	$0.64	$0.76	$0.81	$0.67	$0.64
Dividends paid per common share	$0.375	$-	$0.300	$-	$0.300
Return on average common equity	10.23%	12.32%	14.30%	12.21%	11.58%
Return on average assets	1.07%	1.25%	1.35%	1.18%	1.13%
Net interest margin (1)	4.12%	4.14%	4.16%	4.11%	4.09%
Efficiency ratio (2)	62.99%	55.94%	58.27%	61.95%	63.00%

Capital - Period End
Book value per common share	$24.50	$24.79	$23.63	$22.17	$21.89

Credit Quality - Period End
Nonperforming assets / total assets	0.23%	0.23%	0.00%	0.00%	0.00%
Credit loss reserve / gross loans	1.13%	1.08%	1.03%	1.03%	1.05%

Balance Sheet - Period End (in thousands)
Total assets	$2,010,299	$2,023,116	$1,995,416	$1,920,909	$1,924,365
Gross loans	1,147,451	1,143,930	1,112,829	1,109,856	1,090,953
Nonperforming assets	4,574	4,587	-	-	-
Allowance for credit losses	12,910	12,381	11,420	11,430	11,448
Deposits	1,780,996	1,792,962	1,774,882	1,711,241	1,713,592
Common equity	206,154	207,975	198,280	185,805	183,520

Balance Sheet - Average (in thousands)
Average assets	$2,006,175	$2,013,766	$1,961,374	$1,903,741	$1,903,585
Average earning assets	1,905,874	1,914,907	1,876,588	1,818,430	1,814,338
Average equity	210,562	203,994	185,638	183,612	185,592

Non-Financial Data
Full-time equivalent staff	244	238	237	231	225
Number of banking offices	19	19	18	18	18

Common Shares outstanding
Period end	8,413,458	8,388,221	8,390,621	8,382,062	8,382,062
Period average - basic	8,257,567	8,249,256	8,246,666	8,245,147	8,231,844
Period average - diluted	8,322,124	8,304,597	8,299,039	8,285,299	8,278,301

Market Ratios
Stock Price	$32.43	$30.06	$28.17	$27.24	$24.96
Price/Earnings	12.44	9.87	8.75	10.02	9.56
Price/Book	1.32	1.21	1.19	1.23	1.14

(1)

This is a non-GAAP measure that is computed on a fully tax equivalent basis using a federal tax rate of 21%. The resulting adjustment to net interest income is $539 thousand, $509 thousand, $501 thousand, $498 thousand, and $497 thousand for the three-months ended March 31, 2026, December 31, 2025, September 30, 2025, June 30, 2025, and March 31, 2025, respectively.

(2)

This is a non-GAAP measure that is computed on a fully tax equivalent basis using a federal tax rate of 21%, and a federal/state combined tax rate of 29.56%. The resulting adjustment to pre-tax income is $666 thousand, $639 thousand, $626 thousand, $624 thousand, and $618 thousand for the three-months ended March 31, 2026, December 31, 2025, September 30, 2025, June 30, 2025, and March 31, 2025, respectively.